SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

Commission File Number: 000-52687

Green Irons Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0489669 (I.R.S. Employer Identification No.)
PO Box 561, Harbour Gates, Providenciales, Turks and Caicos Islands (Address of principal executive offices)
(649) 342-1526 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2009, the board of directors of Green Irons Holdings Corp., a Nevada corporation (“Registrant”) accepted the resignation of Sandy McDougall as Chief Financial Officer and Secretary of the Registrant and appointed Philip Mann to the office of Chief Financial Officer, Secretary and as a director of the Registrant to fill a previously created vacancy.

His resignation was not the result of any disagreement with the policies, practices or procedures of the Registrant. The resignation of Mr. McDougall is attached hereto as exhibit 17.1.  Mr. McDougall continues to hold 5,000,000 shares of the Registrant’s common stock, or approximately 85% of the issued and outstanding.

For the past five years, Philip Mann, 23, has provided independent accounting and financial services, including preparing budgets, financial reports, tax and audit functions, to various private and public companies. He was awarded an International Baccalaureate Certificate from King William’s College, Isle of Man in 2004. Mr. Mann is not an officer or director of any other reporting company.

The Registrant anticipates entering into an employment agreement with Mr. Mann, the terms of which will be disclosed when available, pursuant to which Mr. Mann is expected to receive a salary and/or stock based compensation.  Mr. Young does not own any shares of the Registrant’s common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

17.1	Resignation of Sandy McDougall as Chief Financial Officer and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Green Irons Holdings Corp.

November 18, 2009	By:	/s/ Sandy McDougall
Sandy McDougall
President, Chief Executive Officer